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                                                                    EXHIBIT 99.2

                             FEDERAL INSURANCE COMPANY

                             Endorsement No.:      6

                             Bond Number: 70428655

NAME OF ASSURED:     A T FUNDS INVESTMENT TRUST

________________________________________________________________________________

EXTENDED BOND PERIOD ENDORSEMENT
It is agreed that this Bond is amended by deleting ITEM 1. of the DECLARATIONS and substituting the following:

ITEM 1.    BOND PERIOD: from  12:01 a.m. on May 1, 2005
           to  12:01 a.m. on  June 30, 2006

This Endorsement applies to loss discovered after 12:01 a.m. on May 1, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: May 12, 2006

By

/s/ Robert Hamburger

Authorized Representative